UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 21, 2014

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2014, Verastem, Inc. (the “Company”) assumed the rights and obligations under a license agreement (the “License Agreement”) by and between The Scripps Research Institute (“Scripps”) and Poniard Pharmaceuticals, Inc. (“Poniard”), dated May 5, 2008.

Pursuant to the License Agreement, the Company acquired an exclusive, worldwide license under patent rights owned or controlled by Scripps to make and have made, to use and have used, to offer to sell, to sell and have sold, and import products covered by the licensed patent rights for the diagnosis, treatment or prevention of human diseases or conditions.  The licensed patent rights include patents covering the Company’s product candidate VS-4718.  Under the License Agreement, Scripps retains the right to grant non-exclusive licenses to nonprofit or academic institutions, without the right to sublicense, to use any of the licensed patent rights for any noncommercial research or education purposes.

Pursuant to the License Agreement, the Company is obligated to pay Scripps potential product development milestone payments of up to an aggregate of $3,000,000 upon the achievement of specified development and regulatory milestones. In addition, the Company is obligated to pay Scripps low single-digit royalties as a percentage of net sales of licensed products. The Company’s obligation to pay royalties on net sales is on a country by country basis.  In the event that the Company challenges a patent or patent application covered by the License Agreement, the Company’s royalties will increase by fifty percent during the pendency of the challenge (and increase by one hundred percent in the event the challenge is not successful). The Company also forfeits the right to recoup any royalties, sublicense payments, milestone payments, patent costs or other payments during the period of any challenge to the patents covered under the License Agreement.

If the Company is required to license or acquire technology from a third party in order to commercialize a licensed product and to pay such third party royalties or other amounts, then the Company may deduct up to 50% of the amount paid to such third party from the payments owed to Scripps for such licensed product. This deduction is subject to specified limitations, including that in no event will any such deduction reduce a payment that the Company owes to Scripps to less than 50% of the otherwise applicable amount.

The Company is required to use reasonable and diligent efforts to commercialize (directly or through sublicense arrangements) licensed products (including the Company’s product candidate VS-4718) in the United States, the United Kingdom, France, Germany or Japan.

The License Agreement expires upon the last expiration of any of the licensed patent rights. The Company has the right to terminate the License Agreement or any portion of its licensed rights under the License Agreement for any reason upon at least 90 days prior written notice and payment of a low five-figure termination fee.  The Company is not responsible for the termination fee if Scripps defaults in the performance of its material obligations and fails to cure.  Scripps can terminate the License Agreement for certain material breaches by the Company or defaults in the Company’s performance of material obligations.

Item 8.01. Other Events.

On February 25, 2014, the Company issued a press release announcing that it had acquired the license to VS-4718.  A copy of such press release is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: February 25, 2014	By:	/s/ John B. Green
John B. Green
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 25, 2014.